Exhibit 10.65

XCF Global, Inc.
Employment Agreement

This Employment Agreement (this “Agreement”), dated as of June 6, 2025, is made by and between XCF Global, Inc. (the “Company”) and Jonathan Seeley (“Executive”) (the Company and Executive are collectively referred to herein as the “Parties,” or each individually referred to as a “Party”).

RECITALS

WHEREAS, Executive has been serving as the Vice President, Treasurer of XCF Global Capital, Inc. (“XCF Global Capital”);

WHEREAS, on March 11, 2024, XCF Global Capital, Focus Impact BH3 Acquisition Company (“Focus Impact”), Focus Impact BH3 NewCo, Inc. (“NewCo”), Focus Impact BH3 Merger Sub 1, LLC and Focus Impact BH3 Merger Sub 2, Inc. entered into a business combination agreement (as it may be amended or restated from time to time, the “Business Combination Agreement”), pursuant to which Focus Impact agreed to combine with XCF Global Capital in a series of transactions that will result in NewCo becoming a publicly-traded company (collectively, the “Business Combination”), and at the closing of the Business Combination (the “Closing”), NewCo will change its name to “XCF Global, Inc.”; and

WHEREAS, Executive and the Company desire to enter into this Agreement to set out the terms and conditions of the employment relationship between the Company and the Executive following the Closing of the Business Combination, with this Agreement to become effective upon the Closing of the Business Combination and continue until terminated by either Party in accordance with its terms (such period during which this Agreement is in effect, the “Term”) and will be null and void if the Closing of the Business Combination does not occur; and

WHEREAS, except as otherwise provided herein, Executive and the Company intend and confirm that this Agreement supersedes in all respects all prior agreements, arrangements or understandings between Executive and the Company regarding the subject matter herein, including without limitation, any offer letter, employment agreement, consulting agreement or severance agreement as of the effective date of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.           Employment.

(a)         At-Will Employment. Executive and the Company acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either Party at any time for any or no reason (subject to the notice requirements of Section 3(b)). If Executive’s employment terminates for any reason, Executive shall only be entitled to those payments, benefits, awards or compensation as specifically provided in this Agreement or as otherwise agreed to in writing by the Company, or as provided by applicable law, and Executive shall not be entitled to any other payments, benefits, damages, award or compensation.

(b)        Title; Responsibilities. The Company shall continue to employ Executive in the position of Vice President, Treasurer reporting to Chief Financial Officer, and Executive hereby accepts such continued employment. During the Term, Executive shall have and perform such duties, responsibilities and authorities as are customarily associated with this position, as well as any other duties that may be assigned to Executive from time to time by the Chief Executive Officer or the Board of Directors (the “Board”) that are not inconsistent with service as an officer of the Company, including duties for any Company subsidiary or affiliate.

(c)         Exclusive Employment. During the Term, Executive shall devote substantially all of Executive’s business time, skills and best efforts to Executive’s employment hereunder and may not, without the prior written consent of the Board, participate in the management, operation, or control of, or act as an employee, officer, director, consultant, advisor, agent or representative of, any other business or service (“Other Service”); provided, however, that Executive may (i) engage in civic and charitable activities (including service on the board of directors or advisory board of civic and charitable organizations), (ii) make and manage outside passive personal and family investments and manage personal and family affairs and (iii) serve on the board of directors of the for-profit businesses or trade organizations (including advisory boards), provided, that none of the foregoing (x) materially interferes with Executive’s performance of Executive’s duties hereunder, (y) poses an actual or perceived conflict of interest or violates any other obligations of Executive hereunder (including, without limitation, Sections 5 and 6 hereof) or (z) is prohibited by or conflicts with any applicable law or regulation (including the rules of any securities exchange on which the Company’s securities are listed) or any Company policy applicable to Executive. Exhibit A hereto identifies (i) any Other Service with respect to which the Board had provided its consent and (ii) any board of directors of any for-profit businesses or trade organizations (including advisory boards) on which Executive serves (as such Exhibit may be amended from time to time during the Term by mutual agreement of the Executive and the Board).

(d)       Compliance. Executive agrees to comply with all applicable laws, rules, regulations and policies relating to the performance of Executive’s duties and responsibilities as an employee of the Company, including, without limitation, compliance with the Company’s Code of Ethics and Business Conduct. Executive is prohibited from receiving economic benefits from any other person or entity other than the Company in connection with the services provided to the Company hereunder (for purposes of clarity, receipt of economic benefits from ownership of securities of the Company would not be prohibited under this provision, but would, for the avoidance of doubt, be subject to any insider trading policy maintained by the Company).

(e)        Employment Location. Executive may work remotely from Executive’s residence or from such other location as Executive shall inform the Company. Notwithstanding the foregoing, Executive understands and agrees that in connection with the performance of Executive’s duties and responsibilities under this Agreement, the Company may require Executive to spend designated days per month in a designated Company office, provided, that the Company shall notify the Executive in advance of such requirement. In addition, Executive understands and agrees that in connection with the performance of Executive’s duties and responsibilities under this Agreement, Executive may be required to travel on Company business from time-to-time.

2.           Compensation.

(a)         Base Salary. During the Term, Executive shall receive an annualized base salary in the amount of $260,000 (“Base Salary”), which will be paid in accordance with the Company’s customary payroll procedures as established and modified from time-to-time. The Base Salary will be reviewed annually and may be changed in the sole discretion of the Board and as recommended by the Board’s Compensation Committee (provided, however, if pursuant to the listing requirements of any securities exchange on which the Company’s securities are then listed, Executive’s compensation must be set or approved in a different manner, Executive’s compensation shall be set or approved in accordance with such requirements), and any such revised Base Salary shall then constitute “Base Salary” for purposes of this Agreement.

(b)       Annual Bonus. In addition to the Base Salary, Executive shall be eligible for an annual bonus for each completed fiscal year of employment during the Term (“Annual Bonus”).  The terms of Executive’s initial Annual Bonus are as set forth on Exhibit B to this Agreement, and the terms of the Annual Bonus for subsequent years shall be determined by the Board, upon the recommendation of the Board’s Compensation Committee for each such subsequent year of employment as set forth herein. Executive understands and agrees that this Agreement does not guarantee the payment of any Annual Bonus and that the actual Annual Bonus payable will be based on the achievement of performance objectives and/or other criteria as determined by the Board and recommended by the Board’s Compensation Committee and such other factors as the Compensation Committee, in its discretion, deems relevant (provided, however, if pursuant to the listing requirements of any securities exchange on which the Company’s securities are then listed, Executive’s compensation, including any bonus compensation, must be set or approved in a different manner, Executive’s compensation shall be set or approved in accordance with such requirements). Unless otherwise agreed by the Parties and subject to Section 4(c)(ii), if an Annual Bonus is awarded, such Annual Bonus shall be deemed “earned” and Executive is entitled to receive payment of such Annual Bonus only if Executive is employed by the Company on the date the Annual Bonus is paid. Any Annual Bonus payable in accordance with this Section 2(b) shall be paid to Executive no later than March 15th of the calendar year following the year to which it relates. Executive’s Annual Bonus for 2025 (to the extent earned) will be prorated to reflect the portion of the year from the Closing of the Business Combination.

(c)        Equity Compensation.  As soon as practicable following the Closing of the Business Combination and subject to Board approval, Executive shall receive an initial award of restricted stock units as set forth on Exhibit B, subject to Executive’s continued employment through the date of grant, which award shall be subject in all respect to the term and conditions of the Company’s 2025 Equity Incentive Plan (the “2025 Plan”) and the applicable award agreement to be delivered separately to Executive. In addition, Executive shall be eligible to receive additional equity compensation pursuant to the 2025 Plan or such other plans or arrangements as determined by the Board or Compensation Committee from time to time. The complete terms and conditions of any future equity compensation award made pursuant to the 2025 Plan or any other equity plan adopted by the Company, including vesting, exercise and forfeiture terms, shall be set forth in an award agreement and any such award shall be subject to the terms and conditions set forth in such award agreement and the 2025 Plan or such other equity plan adopted by the Company.

(d)        Benefits. During the Term, Executive shall be eligible to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs, and arrangements as are made generally available from time to time to senior executives of the Company (which shall include customary health, life insurance, and disability plans). Executive also shall be eligible to participate in the Company’s 2025 Employee Stock Purchase Plan or any similar or replacement plan adopted in the future during the Term. Executive also shall be eligible for 25 days of paid time off (“PTO”) per calendar year during the Term (prorated for partial years) in accordance with the Company’s vacation and PTO policy in effect from time to time, inclusive of vacation days and sick days and excluding standard paid Company holidays.

(e)        Expenses and Allowances. Executive shall receive reimbursement from the Company for all reasonable, necessary, and documented business expenses incurred in connection with Executive’s employment hereunder, provided, that such expenses are timely submitted for reimbursement with supporting documentation in accordance with the Company’s expense reimbursement policies and procedures. In addition, Executive will receive reimbursement for the additional fees and expenses incurred by Executive as set forth on Exhibit B (subject to Executive provided sufficient documentation for such reimbursements).

3.           Termination.

(a)        Termination Circumstances.  Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, under the following circumstances, and the Term will end on the Date of Termination:

(i)          Death. Executive’s employment hereunder shall terminate automatically upon Executive’s death.

(ii)         Disability. If Executive has incurred a Disability, the Company may terminate Executive’s employment.

(iii)        Termination for Cause. The Company may terminate Executive’s employment for Cause.

(iv)      Termination without Cause. The Company may terminate Executive’s employment without Cause for any reason or no reason.

(v)        Resignation from the Company with Good Reason. Executive may resign Executive’s employment with the Company with Good Reason.

(vi)       Resignation from the Company without Good Reason. Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason.

(b)         Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination as a result of Executive’s death) shall be communicated by a written notice by the terminating Party to the other Party hereto (i) indicating the specific termination provision in this Agreement being relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination (such notice, a “Notice of Termination”).  If the Notice of Termination is submitted by Executive, such Notice of Termination shall be given at least thirty (30) days prior to the Date of Termination; provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of the Company’s receipt of such Notice of Termination and which is prior to the date specified by Executive in such Notice of Termination, but such termination still shall be considered a resignation by Executive, unless the Company has determined that Cause exists as of such earlier Date of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination or any date thereafter elected by the Company. The failure by either Party to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Party hereunder or preclude the Party from asserting such fact or circumstance in enforcing the Party’s rights hereunder.

(c)          Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances set forth in this Section 3, Executive (or Executive’s estate) shall be entitled to receive the sum of (i) the portion of Executive’s Base Salary earned for the applicable year through the Date of Termination, but not yet paid to Executive, payable on the pay date immediately following the Date of Termination in accordance with the Company’s regular payroll practices (or such earlier date as required by applicable law), (ii) any expense reimbursements owed to Executive pursuant to this Agreement, payable in accordance with the Company’s expense reimbursement policy and (iii) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (the “Company Arrangements” and the entitlements referenced in the foregoing clauses (i) through (iii), collectively, the “Accrued Benefits”).

(d)         Effect on Equity Awards. The effect of Executive’s termination on any equity awards received by Executive prior to such termination shall be determined in accordance with the terms of the 2025 Plan (or any other equity plan adopted by the Company pursuant to which such awards were made), the award agreement relating to any such award and/or Section 4(b) below, and in the case of a termination relating to a Change in Control, Section 4(c) below.

4.           Severance Payments.

(a)         Termination Upon Death or Disability. In the event of Executive’s termination of employment due to death or Disability (as defined below) during the Term, the Company shall pay to or for the benefit of Executive or Executive’s estate, as applicable, the Accrued Benefits and, to the extent unpaid as of the Date of Termination, the Company shall pay Executive the amount of Executive’s Annual Bonus for the prior year, paid as set forth in Section 2(b) as if no such termination had occurred.

(b)         Termination for Cause; Resignation from the Company Without Good Reason. If Executive’s employment shall terminate for Cause, or due to Executive’s resignation from the Company without Good Reason, then Executive shall receive the Accrued Benefits.

(c)         Termination without Cause, or Resignation from the Company with Good Reason. If Executive’s employment is terminated without Cause or due to Executive’s resignation with Good Reason (in each case, a “Qualifying Termination”) that does not occur during the CIC Period (as defined below), in addition to the Accrued Benefits, Executive shall be entitled to the following payments and benefits:

(i)          The Company shall pay Executive an amount in cash equal to, in the aggregate, 200% of the Executive’s annual base salary in effect as of the Date of the Termination, payable in equal monthly installments over the 12 month period following the Date of Termination, in accordance with the Company’s normal payroll practices;

(ii)       To the extent unpaid as of the Date of Termination, the Company shall pay Executive the amount of Executive’s Annual Bonus for any unpaid prior period, paid as set forth in Section 2(b) as if no such termination had occurred;

(iii)       The Company shall pay Executive an amount in cash equal to two times the amount of the annual bonus that Executive would have earned for the year in which the Date of Termination occurs as if Executive had not been terminated and as if such annual bonus was fully earned (i.e., any relevant performance criteria shall be deemed fully achieved)(such payment, the (“Termination Bonus Payment”), which amount will be paid in a lump sum within thirty (30) days following the date Executive’s Release becomes effective and irrevocable, provided that to the extent the annual bonus for the year in which the Date of Termination occurs has been pro-rated to reflect that portion of the year from the Closing of the Business Combination to the end of such year, or in the event of any other partial-year calculation, the annual bonus amount for such year shall be adjusted for purposes of calculating the Termination Bonus Payment so as to reflect the bonus amount that would have been paid for a full year as if there had there been no such pro-ration (the “Full-Year Equivalent”) and in no event shall the Termination Bonus Payment be calculated based on an amount other than the Full-Year Equivalent, irrespective of partial-year employment;

(iv)      If Executive timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive’s and Executive’s covered dependents’ continued participation under the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan), less the amount Executive would have had to pay to receive such coverage as an active employee based on the cost sharing levels in effect on the Date of Termination, during the period commencing on the Date of Termination and ending upon the earliest of (A) eighteen (18) months following the Date of Termination, (B) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (C) the date that Executive becomes eligible to receive group health benefits from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility); provided, that the Company may modify the continuation coverage contemplated this Section 4(c)(iv) to the extent reasonably necessary, as determined by the Company in its sole discretion, to avoid potentially violating applicable law or incurring an excise tax for failure to comply with applicable law (including, without limitation, Section 2716 of the Public Health Service Act; Section 105(h) of the Internal Revenue Code of 1986, as amended; the Patient Protection and Affordable Care Act of 2010, as amended; and/or the Health Care and Education Reconciliation Act of 2010, as amended, and in each case, the regulations and guidance promulgated thereunder (to the extent applicable)).

(d)         Qualifying Termination in Connection with Change in Control. In the event of a Qualifying Termination that occurs (i) not more than three (3) months prior to a Change in Control or (ii) on or within twelve (12) months after a Change in Control (such period, the “CIC Period”), Executive shall be entitled to receive, in addition to the Accrued Benefits, the following payments and benefits set forth in (i) through (iv) below, in each case, subject to (v) below:

(i)         The Company shall pay Executive an amount in cash equal to, in the aggregate, 300% of the Executive’s annual base salary in effect as of the Date of the Termination, payable as a one-time payment to be made by the Company to the Executive (A) within thirty (30) days of the Release Effective Date, if the termination occurs following the Change of Control, or (B) within thirty (30) days of the consummation of the Change of Control (or such later date that is thirty (30) days following the Release Effective Date), if the termination occurred prior to the Change in Control;

(ii)        To the extent unpaid as of the Date of Termination (or, if later, the consummation of the Change in Control), the Company shall pay Executive the amount of Executive’s Annual Bonus for any unpaid prior period, paid as set forth in Section 2(b), as if no such termination had occurred;

(iii)       The Company shall pay Executive an amount in cash equal to three times the amount of the annual bonus that Executive would have earned for the year in which the Date of Termination occurs as if Executive had not been terminated and as if such annual bonus was fully earned (i.e., any relevant performance criteria shall be deemed fully achieved)(such payment, the (“CIC Termination Bonus Payment”) payable as a one-time payment to be made by the Company to the Executive (A) within thirty (30) days of the date Executive’s Release becomes effective and irrevocable, if the termination occurs following the Change of Control, or (B) within thirty (30) days of the date of the Change of Control (or such later date that is thirty (30) days following the date Executive’s Release becomes effective and irrevocable), if the termination occurred prior to the Change of Control, provided that to the extent the annual bonus for the year in which the Date of Termination occurs has been pro-rated to reflect that portion of the year from the Closing of the Business Combination to the end of such year, or in the event of any other partial-year calculation, the annual bonus amount for such year shall be adjusted for purposes of calculating the CIC Termination Bonus Payment so as to reflect the bonus amount that would have been paid for a full year as if there had there been no such pro-ration (the “Full-Year Equivalent”) and in no event shall the CIC Termination Bonus Payment be calculated based on an amount other than the Full-Year Equivalent, irrespective of partial-year employment;

(iv)       Any restricted stock, restricted stock units, options, or other equity grants or awards not vested at the time of termination shall be accelerated and become immediately vested (and, for any such awards as to which vesting is based on meeting specified performance criteria, such awards will be considered vested as if the relevant performance criteria was fully achieved), such that Executive will thereafter be 100% vested in any restricted stock, restricted stock units, options, or other equity grants awarded by the Company to Executive during the Term; and

(v)         The COBRA continuation benefits set forth in Section 4(c)(iv).

(vi)       Non-Duplication of Payment or Benefits.  If (A) Executive’s Qualified Termination occurs prior to a Change in Control that qualifies the Executive for severance payments and benefits under Section 4(d) and (B) a Change in Control occurs within the six (6)-month period following the Executive’s Qualified Termination that qualifies the Executive for severance payments and benefits under Section 4(c), then (1) the Executive will cease receiving any further payments or benefits under Section 4(c) and (2) the Executive will receive the payments and benefits under Section 4(d) instead but each of the payments and benefits otherwise payable under Section 4(d) will be offset by the corresponding payments or benefits the Executive already received under Section 4(c).

(e)         Release; Exclusive Remedy; Resignation.  Executive’s right to receive the payments and benefits specified in Section 4(a), Section 4(b) and Section 4(c) (collectively, the “Severance Benefits”) are subject to (i) Executive’s continued compliance with all restrictive covenant obligations with respect to the Company and its affiliates (including, without limitation, Sections 5 and 6 hereof) and (ii) Executive (or Executive’s estate, as applicable) signing and delivering to the Company and not revoking a separation agreement and release of any claims against the Company, its affiliates, and their employees, officers, directors, and shareholders arising out of Executive’s employment or termination in a form reasonably acceptable to the Company that becomes effective and irrevocable within sixty (60) days following the Date of Termination (such agreement, the “Release” and such date the Release becomes effective and irrevocable, the “Release Effective Date”). The first payment of any Severance Benefits will include all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the Date of Termination. Any delay in the payment of the Severance Benefits will not extend the period of time that the Severance Benefits are payable pursuant to Section 4. During such time that the Executive is receiving the Severance Benefits, if (A) the Company discovers grounds constituting Cause existed before the Executive’s termination or (B) Executive breaches any of the covenants set forth in Sections 5 and 6, the Executive’s right to receive the Severance Benefits will immediately cease and be forfeited.  Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided in this Agreement, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder, and the amounts payable to Executive following termination pursuant to Sections 3 and 4 hereof will be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims that Executive may have in respect of employment with the Company or any of its affiliates, and Executive acknowledges that such amount amounts are fair and reasonable and are Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Term or any breach of this Agreement by the Company. Upon any termination of the Term, Executive will promptly resign, and will be deemed to have automatically resigned, from all positions that Executive holds as a member of the Board, officer, director or fiduciary of the Company or any of its affiliates, and Executive will take all actions reasonably requested by the Company or its affiliates to give effect to the foregoing.

5.           Confidentiality; Intellectual Property.

(a)       Confidentiality. Executive recognizes and acknowledges that the continued success of the Company depends upon the use and protection of Confidential Information, which constitutes valuable trade secrets of the Company. Executive agrees to use the Confidential Information only during the Term in connection with the proper performance of Executive’s duties as an employee hereunder; otherwise, Executive shall not, directly or indirectly, use or disclose the Confidential Information for any other purpose or to any third party. The restrictions set forth herein are in addition to and not in lieu of any obligations Executive may have by law with respect to the Confidential Information, including any fiduciary duties or other obligations Executive may owe under any applicable trade secrets statutes or other state or federal laws.

(b)       Intellectual Property. Executive acknowledges and agrees that all inventions, know-how, trade secrets, technology, programming, software, processes, innovations, ideas, improvements, developments, methods, algorithms, designs, analyses, writings, audiovisual works, works of authorship, concepts, drawings, reports and all similar, related, or derivative information or works (whether or not patentable or subject to copyright), including but not limited to all resulting patent applications, issued patents, copyrights, copyright applications and registrations in and to any of the foregoing, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license, or create works derivative of any of the foregoing, and the right to choose not to do or permit any of the aforementioned actions, that are conceived, authored, reduced to practice, created, or otherwise developed by Executive during the Term (whether alone or jointly with others) (collectively, the “Work Product”) belong to the Company, and not Executive; provided that Work Product excludes, and this Section 5(b) does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the Company or its affiliates (whether existing now or in the future) and which was developed entirely on Executive’s own time, unless (i) the invention relates (A) to the business of the Company or its affiliates (whether existing now or in the future), or (B) to the Company’s (or its affiliates’ (whether existing now or in the future)) actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Executive for the Company or its affiliates (whether existing now or in the future). Executive further acknowledges and agrees that to the extent relevant, this Agreement constitutes a “work for hire agreement” under the United States Copyright Act of 1976, as amended (“Copyright Act”), and that any copyrightable work (“Creation”) constitutes a “work made for hire” under the Copyright Act such that the Company is the copyright owner of the Creation. Executive hereby irrevocably assigns and agrees to assign to the Company all right, title and interest in and to all Work Product and, to the extent any Creation or portion thereof is not a “work for hire”, all Creations. Executive will promptly disclose and deliver such Work Product and Creations to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the Term to effectuate, establish, confirm, record or protect such ownership, or to protect or enforce the Company’s rights therein (including, without limitation, the execution of assignments, copyright registrations, consents, licenses, powers of attorney and other instruments).

(c)        Permitted Disclosures. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order, or in connection with an investigation by or report to any regulatory agency with jurisdiction over the Company, law enforcement, or any other federal or state regulatory or self-regulatory authority. In compliance with 18 U.S.C. § 1833(b), as established by the Defend Trade Secrets Act of 2016, Executive is given notice of the following: (i) that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(d)         Return of Property. Upon separation from employment or earlier request from the Company, Executive shall return to the Company any and all Company property, including keys, access cards, identification cards, credit cards, business cards, laptop, smartphone, other electronic equipment, reports, files, manuals, Work Product, Creations, emails, recordings, thumb drives or other removable information storage devices, and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, Creations, that are in the possession or control of the Executive, relating to Executive’s employment by the Company. Without limiting the foregoing or Executive’s obligations under Section 5(a), upon separation from employment or earlier request from the Company, Executive shall not retain possession or control of any Confidential Information and shall instead return such Confidential Information to the Company or destroy it.

6.           Restrictive Covenants.

(a)         No Solicitation of Customers. Executive agrees that, both during the Term and for the period ending on the date that is eighteen (18) months from the date of the termination of the Executive’s employment with the Company at any time and for any reason (the “Restricted Period”), Executive will not solicit any Restricted Business (as defined below) from any person or entity that is, or in the prior twelve (12) months was a customer of the Company or any of its affiliates or any prospective customer of the Company or any of its affiliates with respect to which the Company or its affiliates actively solicits or has solicited the sale of Company products and services. For purposes of this Agreement, “Restricted Business” shall mean the business of manufacturing, marketing and selling renewable fuels (including, but not limited to, renewable diesel fuel and sustainable aviation fuel (SAF)) and constructing, acquiring, investing in and/or operation facilities for the production of renewable fuels (including, but not limited to, renewable diesel fuel and sustainable aviation fuel (SAF)). Notwithstanding the foregoing, Executive shall not be prohibited from the passive ownership of up to two percent (2%) of the securities of any entity engaged in any Restricted Business, where the securities of such entity are traded on a national securities exchange.

(b)          No Solicitation of Employees. Executive agrees that during the Restricted Period, Executive will not, directly or indirectly, on behalf of himself or any other person or entity, hire, solicit, take away or attempt to hire, solicit or take away any person who is (or in the preceding six months was), at the time of such solicitation, an employee, director or independent contractor of the Company or any of its affiliates, either on behalf of himself or any other person or entity. This includes, but is not limited to, inducing or attempting to induce, or influencing or attempting to influence, any person employed by the Company or its affiliates to terminate his or her employment with the Company or any such affiliate.

(c)        Importance of Executive’s Services; Intent of the Parties; Enforcement. Executive acknowledges and agrees that the services to be provided by Executive under this Agreement are of a special, unique and extraordinary nature. Executive further acknowledges and agrees that the covenants and restrictions contained in Section 5 and Section 6 are necessary to prevent the use and disclosure of Confidential Information and to protect other legitimate business interests of the Company and its affiliates. Executive acknowledges that all of the covenants and restrictions in Section 5 and Section 6 are reasonable in all respects, including duration, territory and scope of activity. Executive acknowledges and agrees that the Company competes with businesses on a world-wide basis and that the geographic restrictions contained herein are therefore reasonable and necessary to protect the Company’s legitimate business interests. Executive agrees that the covenants and restrictions contained in Section 5 and Section 6 shall be construed as separate agreements independent of any other provision of this Agreement or any other agreement between Executive and the Company. Executive agrees that the existence of any claim or cause of action by Executive against the Company or its affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and restrictions in Section 5 and Section 6. Executive agrees that the restrictive covenants contained in Section 5 and Section 6 are a material part of Executive’s obligations under this Agreement for which the Company has agreed to compensate the Executive as provided in this Agreement. The Executive agrees that the injury the Company will suffer in the event of the breach by Executive of any clause of Section 5 and Section 6 will cause the Company and its affiliates irreparable injury that cannot be adequately compensated by monetary damages alone. Therefore, Executive agrees that the Company, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief by injunction or otherwise from any court of competent jurisdiction, including, without limitation, injunctive relief to prevent Executives’ failure to comply with the terms and conditions of Section 5 and Section 6. The time year periods referenced in Section 5 and Section 6 shall be extended on a day-for-day basis for each day during which Executive violates the provisions of Section 5 and Section 6 in any respect, so that Executive is restricted from engaging in the activities prohibited by Section 5 and Section 6 for the full time period, as applicable.

(d)         Whistleblower Protection.  Notwithstanding anything to the contrary contained herein, no provision of this Agreement or any other agreement or Company policy will be interpreted so as to impede Executive (or any other individual) from (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law, (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, (iii) seeking or accepting any U.S. Securities and Exchange Commission awards or other relief in connection with protected whistleblower activity, or (iv) making other disclosures under the whistleblower provisions of federal law or regulation. In addition, nothing in this Agreement or any other agreement or Company policy prohibits or restricts Executive from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive will not be required to notify the Company that such reports or disclosures have been made.

7.          Other Agreements. Executive represents and agrees that Executive’s performance of Executive’s duties for the Company shall not violate any agreements, obligations or understandings that Executive may have with any third party or prior employer. Without limiting the foregoing, Executive represents and agrees that Executive is not bound by any non-compete or non-solicitation agreement or any other type of agreement that would prohibit Executive’s employment with the Company. Executive agrees not to make any unauthorized disclosure or use, on behalf of the Company, of any confidential information belonging to any of Executive’s former employers. Executive also represents that Executive is not in unauthorized possession of any materials containing a third party’s confidential and proprietary information.

8.           Cooperation with Company. During Executive’s employment by the Company and thereafter, Executive will cooperate with the Company and its affiliates in any internal investigation or administrative, regulatory or judicial proceeding that relates to events occurring during Executive’s employment hereunder and as reasonably requested by the Company (including being available upon reasonable notice from the Company for interviews and factual investigations and appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this Section 8 following the termination of Executive’s employment, the Company (or its applicable affiliate) will reimburse Executive for reasonable expenses incurred by Executive in connection therewith.

9.           Tax Provisions.

(a)        Withholding. All amounts payable to Executive under this Agreement will be subject to all required tax and other designated or required withholdings and deductions. In the event that the Company fails to withhold any taxes required to be withheld by applicable law or regulation, Executive agrees to indemnify the Company for any taxes of Executive that should have been withheld.

(b)         Section 280G. To the extent that any amount payable to Executive hereunder, as well as any other “parachute payment” as such term is defined under Section 280G (collectively with the regulations promulgated thereunder, “Section 280G”) of the Code, payable to Executive ( the “Covered Payments”), exceeds the limitations  of Section 280G such that an excise tax will be imposed under Section 4999 of the Code (the “Excise Tax”), then, before making the Covered Payments, a calculation will be made comparing (i) the Net Benefit (as defined below) to Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. “Net Benefit” will mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes. Any such reduction will be made by the Company in its sole discretion consistent with the requirements of Section 409A of the Code. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts will be reduced (but not below zero) on a pro rata basis. Notwithstanding the foregoing, the Board (or a committee of the Board composed entirely of independent directors) may, in its sole discretion and on a case-by-case basis, approve a gross-up payment (a “Limited Gross-Up”) to Executive in an amount sufficient to place Executive in the same after-tax position as if no Excise Tax had been imposed, but only to the extent the Excise Tax results from a reduced base amount due to (i) a limited period of service with the Company prior to the Change in Control, or (ii) other structural features not attributable to Executive’s actions or compensation demands. Any such Limited Gross-Up shall be subject to compliance with Section 409A of the Code, and may be conditioned upon Executive providing reasonable cooperation with tax planning or mitigation strategies.

(c)          Section 409A.

(i)         To the extent required by Section 409A of the Code, all references to “termination of employment” and correlative phrases for purposes of this Agreement shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein).

(ii)       Notwithstanding any provision in this Agreement to the contrary, to the extent that (i) any payments or benefits to which Executive becomes entitled under this Agreement or any other agreement, policy, plan, program or arrangement with the Company, in connection with Executive’s termination of employment with the Company constitute “nonqualified deferred compensation” subject to Section 409A of the Code and (ii) Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments or benefits shall not be made or commence until the earliest of (1) the expiration of the six (6) month and one day period measured from the date of Executive’s separation from service (as defined in Section 9(c)(i) above) from the Company or (2) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty-percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(b) of the Code in absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 9(b) shall be paid to Executive or Executive’s beneficiary in one lump sum. For purposes of this Section 9(b), the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i) in accordance with the policies of the Company.

(iii)      It is intended that each installment of any benefits or payments provided hereunder constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). The Company and Executive intend that all the benefits and payments provided under this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Code and the provisions of the Agreement shall be read in accordance with that intent. It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulations Section 1.409A-1(b)(4) (as a “short-term deferral”) and Section 1.409A-1(b)(9) (as “separation pay due to involuntary separation”). To the extent that any provision hereof is modified in order to comply with Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A. The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or comply with the conditions of, such Section.

(iv)      Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to constitute “nonqualified deferred compensation” subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(v)         Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period is within the sole discretion of the Company.

(vi)      Notwithstanding any provision in this Agreement to the contrary, to the extent that any payments or benefits to which Executive becomes entitled under this Agreement or any other agreement, policy, plan, program or arrangement with the Company, in connection with Executive’s termination of employment with the Company constitute “nonqualified deferred compensation” subject to Section 409A of the Code, then each such payment which is conditioned upon Executive’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year shall be paid or provided in the later of the two taxable years.

10.         Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a)        Cause. “Cause” means any of the following: (i) Executive’s commission of an act of fraud, embezzlement or dishonesty, or the commission of some other illegal act by Executive, that could reasonably be expected to have an adverse impact on the Company or any successor or affiliate; (ii) Executive’s conviction of, or plea of “guilty” or “no contest” to, a felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof (or international equivalent); (iii) any intentional, unauthorized use or disclosure by Executive of Confidential Information or trade secrets of the Company or any successor or affiliate; (iv) Executive’s gross negligence or material violation of any duty of loyalty to the Company or any successor or affiliate thereof, or any other demonstrable material misconduct on Executive’s part in connection with the performance of Executive’s duties for the Company; (v) Executive’s ongoing and repeated failure or refusal to perform or neglect of Executive’s duties as required by this Agreement or Executive’s ongoing and repeated failure or refusal to comply with the instructions given to Executive by the Board, which failure, refusal or neglect continues for fifteen (15) days following Executive’s receipt of written notice from the Board stating with specificity the nature of such failure, refusal or neglect; or (vi) Executive’s material breach of any material Company policy or any material provision of this Agreement, which breach is not cured (if capable of being cured) within fifteen (15) days following Executive’s receipt of written notice from the Board stating with specificity the nature of such material breach; provided, that the foregoing cure right shall not apply to any breach by Executive of Section 5 or Section 6 hereof.

(b)        Change in Control. “Change in Control” shall have the meaning set forth in the 2025 XCF Global, Inc. Equity Incentive Plan. For purposes of clarity, consummation of (i) the transactions contemplated in the BCA or (ii) the New Rise Acquisitions (as defined in the BCA) shall not constitute a Change in Control.

(c)          Code. “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

(d)         Confidential Information. “Confidential Information” means the Company’s trade secrets as defined under applicable law, as well as any other information or material which is not generally known to the public, and which: (i) is generated, collected by or utilized in the operations of the Company’s business and relates to the actual or anticipated business of the Company; or (ii) results from any task assigned to Executive by the Company, or work performed by Executive for or on behalf of the Company. Confidential Information shall not be considered generally known to the public if Executive or others improperly reveal such information to the public without the Company’s express written consent and/or in violation of an obligation of confidentiality owed to the Company. Confidential Information includes, without limitation, the information, observations and data obtained by Executive while employed by the Company concerning the business or affairs of the Company, including without limitation: information concerning investment or acquisition opportunities in or reasonably related to the Company; the identities of and other information (such as databases) relating to the current, former or prospective employees, customers, or investors of the Company; development, transition and transformation plans; methodologies and methods of doing business; strategic, marketing and expansion plans; financial and business plans, financial data; pricing information; employee, customer, or vendor lists and telephone numbers; investment terms; and requirements and costs of providing service. Confidential Information also includes information that the Company receives from third parties subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes.

(e)         Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death or (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) – (iv) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier.

(f)        Disability. “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits;  provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, “Disability” shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s positions hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by the Board in its sole good faith discretion.

(g)       Good Reason. “Good Reason” means any of the following without Executive’s written consent: (i) a material diminution in Executive’s authority, duties or responsibilities; (ii) a material diminution in Executive’s base salary or target Annual Bonus (and Executive and the Company agree that any diminution of 10% or more shall be considered material for this purpose, regardless of whether such diminution occurs due to a single reduction or a series of reductions), other than in connection with an across-the-board reduction which applies in a comparable manner to other senior officers of the Company; (iii) any change in the Company’s remote work policy that would require Executive to be physically present in one of the Company’s offices more than 20 days each month and (iv) the Company’s breach of a material provision of this Agreement. Notwithstanding the foregoing, no Good Reason will have occurred unless and until Executive has (A) provided the Company, within thirty (30) days of Executive’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason, (B) provided the Company with an opportunity to cure the same within thirty (30) days after the receipt of such notice and (C) the Company shall have failed to so cure within such period. Executive’s termination of employment by reason of resignation from employment with the Company for Good Reason must occur within 30 days following the expiration of the foregoing 30-day cure period.

11.         Miscellaneous Provisions.

(a)         Contractor Period Payment. The parties understand that the existing employment agreement between the Executive and XCF Global Capital, Inc. provides that the Executive is to be paid, at the Closing of the Business Combination the amount specified in such employment agreement for services the Executive provided to XCF Global Capital, Inc. as an independent contractor for the period January 1, 2024 until the date of execution of such employment agreement (the “Contractor Period Payment”).  The parties further acknowledge and agree that upon Closing of the Business Combination, the Company shall (i) assume the obligation to make the Contractor Period Payment and shall make such payment in cash no later than September 30, 2025, unless the Company and Executive mutually agree in writing, on or before such date, to extend the payment deadline to no later than December 31, 2025 due to the Company’s reasonable cash constraints. Any such extension shall not modify the Company’s obligation to make full payment nor be deemed a waiver of Executive’s rights. In addition, within 30 days after the Closing of the Business Combination, the Company shall issue to Executive a grant of restricted shares of the Company’s Class A Common Stock under the Company’s 2025 Equity Incentive Plan in aggregate value equal to the obligation assumed by the Company for the Contractor Period Payment. This grant shall be separate from, and not in lieu of, the Contractor Period Payment and be calculated based on the 20 day volume-weighted average price for the Company’s Class A Common Stock following the Closing of the Business Combination. The restricted shares shall vest ratably on a monthly basis over a period of three (3) years and shall be subject to the terms and conditions of the Company’s 2025 Equity Incentive Plan and the applicable award agreement.

(b)        Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Delaware without reference to the principles of conflicts of law of the State of Delaware or any other jurisdiction that would result in the application of the laws of a jurisdiction other than the State of Delaware, and where applicable, the laws of the United States.

(c)       Arbitration. Any dispute, controversy, or claim arising out of or relating to this Agreement or any breach of this Agreement or Executive’s employment, whether the claim arises in contract, tort, or statute, shall be submitted to and decided by binding arbitration, except as set forth in Section 6(c). Arbitration shall be administered exclusively by the American Arbitration Association at a location in Wilmington, Delaware and shall be conducted consistent with the employment arbitration rules, regulations, and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the Parties, and judgment may be entered thereon in any court of competent jurisdiction. Notwithstanding anything to the contrary, this Agreement does not prevent Executive from filing a complaint or charge with the National Relations Labor Board, the Equal Employment Opportunity Commission, or any similar federal or state administrative agency, including claims for workers’ compensation or unemployment insurance benefits. By entering into this Agreement, the Parties are waiving all rights to have their disputes heard or decided by a jury or in a court trial and the right to pursue any class or representative claims against each other in court, arbitration, or any other proceeding. The arbitrator shall have no jurisdiction or authority to compel any class or collective claim, or to consolidate different arbitration proceedings with or join any other party to an arbitration between the Parties. The arbitrator, and not any court, shall have exclusive authority to resolve any dispute relating to the enforceability or formation of this Agreement and the arbitrability of dispute between the parties, except for any dispute relating to the enforceability or scope of the class and collective action waiver, which shall be determined by a court of competent jurisdiction. THE PARTIES FULLY UNDERSTAND AND AGREE THAT THEY ARE GIVING UP CERTAIN RIGHTS OTHERWISE AFFORDED TO THEM BY CIVIL COURT ACTIONS, INCLUDING BUT NOT LIMITED TO THE RIGHT TO A JURY OR COURT TRIAL AND THE RIGHT TO BRING ANY CLAIM AS A CLASS OR COLLECTIVE ACTION. Costs of arbitration shall be split evenly between the parties, provided, that the arbitrator shall have the ability to award attorneys’ fees and previously paid arbitration expenses to the prevailing party.

(d)         Venue; Waiver of Jury Trial.  Except for claims subject to the arbitration provisions herein, the Parties agree that all litigation arising out of or relating to this agreement must be brought exclusively in any state or federal court located in Wilmington, Delaware (collectively the “Designated Courts”). Each Party consents and submits to the exclusive jurisdiction of the Designated Courts with respect to litigation under this Agreement, each Party hereby irrevocably waives all claims or defenses of lack of personal jurisdiction or any other jurisdiction defense, and any objection which such Party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit, or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue.  IN THE EVENT OF LITIGATION HEREUNDER, THE COMPANY AND EXECUTIVE EACH WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO ANY ACTION, PROCEEDING, OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY. THE COMPANY AND EXECUTIVE EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION WILL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM, OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT. THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT.

(e)         Validity; Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any action in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(f)        Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, (i) if to the Company, to the Chief Executive Officer of the Company at the Company’s headquarters, (ii) if to Executive, to the last address that the Company has in its personnel records for Executive, or (iii) at any other address as any Party shall have specified by notice in writing to the other Party.

(g)         Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or .pdf format shall be deemed effective for all purposes.

(h)         Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, including any prior employment offer letter, employment agreement or consulting agreement between Executive and the Company. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(i)          Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder will preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(j)         Successors and Assigns. The Company may assign its rights and obligations under this Agreement to any of its affiliates or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise, including, without limitation, to the surviving entity in the Business Combination), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

(k)         Indemnification. The Company and Executive shall enter into a Director and Officer Indemnification Agreement substantially in the form of Exhibit C attached hereto.

(l)         D&O Insurance. The Company will cover Executive under directors’ and officers’ liability insurance policy (or policies) during the Term and thereafter to the same extent as the Company covers its other current or former directors or officers of the Company.

(m)        Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company that is subject to recovery under any applicable law, government regulation, or stock exchange rule or listing requirement will be subject to such deductions and clawback as may be required or permitted to be made pursuant to such law, government regulation, or stock exchange rule or listing requirement or any policy adopted by the Company.

(n)        Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural, (ii) “and” and “or” are each used both conjunctively and disjunctively, (iii) “any,” “all,” “each,” or “every” means “any and all,” and “each and every,” (iv) “includes” and “including” are each “without limitation,” (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above. The signatories below represent that they are duly authorized to enter into this Agreement.

XCF GLOBAL, INC.

By:	/s/ Mihir Dange
Name:	Mihir Dange
Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ Jonathan Seeley
Name:	Jonathan Seeley

Exhibit A

None.

Exhibit B

Compensation Terms

(attached)

Executive is solely responsible for any tax liability incurred as a result of any benefit set forth in this table being treated as a taxable benefit under federal, state or local law.

Jonathan Seeley

Exhibit B – Compensation Terms

Base Salary	$260,000, Two Hundred Sixty Thousand Dollars
Annual Bonus
Target Bonus set at 50-100% of Base Salary
If <50% of key evaluation metrics achieved, Annual Bonus is 0%
(in each case, pro-rated for partial year)

Key evaluation metrics (subject to adjustment each year):
•      25% discretionary established by the Board
•      25% Individual performance metrics to be set by the Board
•      50% Transaction success fee (de-SPAC/IPO) (first year only)

Opportunity to elect cash or stock for bonus payment, subject to limits set by Board or Compensation Committee

Management Equity
39,000 RSUs of common stock issued at closing of de-SPAC IPO

Vesting Period: Five years with twelve-month cliff vesting, then ratably over remaining vesting period, accelerated on termination without cause following a change from start date, accelerated on termination without cause following a change-in-control

2025 Equity Incentive Plan Participation
Executive eligible to receive additional equity compensation pursuant to the Company’s 2025 Equity Incentive Plan

Target 200-400% of Base Salary with an initial grant of 52,000 shares; vesting period over three years (no vesting during the first six months (the “cliff period”)). After the six-month cliff period, the restricted stock units will vest in equal monthly installments over 30 months, subject to continued service with New XCF)

Benefits:
• Health/Group insurance	Minimum 80% of premiums paid by Company
• Life insurance	Up to 2x Base Salary, not to exceed $1 million; Employee may elect to add additional coverage at their own expense
• Phone subsidy	Based on actual and reasonable phone bill incurred each month, with invoice

• Fitness and wellness subsidy	$3,500 per year, based on actual amount incurred with invoice
• Retirement benefits (401(k) or other retirement plan as established by the Company)	3% automatic match; 100% match on first 3% EE contributions
• Relocation benefits (if at the Company’s request)
Based on actual expenses incurred and will cover:
1.     One-way flight costs for employee, spousal equivalent and dependents
2.     One-month temporary housing, based on actual amount, with invoice
3.     Moving costs (sea freight) for personnel effects, based on actual amount, with invoice

Exhibit C

Form of Indemnification Agreement

(attached)